Exhibit 99

FOR IMMEDIATE RELEASE


Contact:          Joe Boyle

                  Chief Executive Officer

                  803-758-2528

              AFFINITY TECHNOLOGY GROUP STOCK DELISTED FROM NASDAQ

Columbia, SC, February 13, 2001- Affinity Technology Group, Inc. (Nasdaq: AFFI) announced today that it has received notification that, effective immediately, its stock has been delisted from The Nasdaq SmallCap Stock Market. The decision from Nasdaq was issued following an appeal and a hearing before the Nasdaq Listing Qualifications Panel. The company previously announced that it had been notified by the Nasdaq Stock Market that it was not in compliance with Nasdaq's listing standards that required the company's stock to maintain a minimum bid price of $1.00 or more. The company was given until December 28, 2000 to regain compliance, but the company's common stock did not meet the minimum bid price requirements prior to the deadline. Effective immediately the company's stock is eligible to trade on the OTC bulletin board.

About Affinity Technology Group, Inc.
Affinity's technology enables financial institutions to link their branches, call centers, Internet customers, and indirect agents electronically to their credit departments, providing fully automated lending - and, if necessary, connectivity to a loan officer - through every channel. For financial institutions, Affinity's solutions expedite loan decisioning and processing and increase productivity and capacity of branch personnel, call center agents, loan officers, and indirect agents, while improving the overall customer experience. Affinity is located on the World Wide Web at www.affi.net.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements involve several risks and uncertainties that may cause actual results to differ materially from those projected.